EXHIBIT 10

McKinley Capital, Inc.

Consulting Agreement

This agreement is entered into on this 8th day of April 2002, by and between McKinley Capital, Inc., (hereinafter referred to as McKinley) and Excel Publishing, Inc., (hereinafter referred to as Excel).

In consideration of the mutual terms, conditions, and covenants hereinafter set forth, McKinley and Excel agree as follows:

Excel is a fully reporting public corporation desirous of engaging the services of McKinley for the purpose of evaluating private companies as potential merger candidates.

Excel acknowledges that the information it provides to McKinley is in compliance with the rules and regulations of the Securities and Exchange Commission, and that all financial information Excel provides to McKinley shall be based on generally accepted accounting principles (GAAP).

Both Excel and McKinley agree that for purposes of this contract, McKinley will not be privy to any discussions, transmissions or correspondence, which would involve information of any kind which would put them in a role of control, affiliate, or insider.

McKinley shall not be required to independently verify or audit any information Excel provides to McKinley as McKinley is relying on the integrity and accuracy of all information and data provided by Excel.

McKinley shall not be liable for any loss or damage to Excel, or Excel's stockholders, by McKinley's presentation of Excel's information. Excel and McKinley shall indemnify and hold each other harmless from any such loss, damage or claim, and shall make no claim against each other for such loss or damage.

Excel agrees to pay McKinley, or its designees, a non-refundable fee of $50,000 for the services to be rendered by McKinley from April 1, 2002 for a period of six months or until Excel makes an acquisition, whichever event occurs first.

The signatories to this agreement, individually and collectively, and on behalf of their associates, heirs, assigns, designees, employees, agents, consultants, officers, directors, attorneys, corporations or business divisions, hereby agree that they will not, in any way, contact, negotiate, deal with, or otherwise be involved with banks, trusts, corporations, lending institutions, lenders or borrowers, buyers or sellers, whose representatives are introduced by McKinley either individually or collectively, including their associates and agents, without first obtaining written permission from the introducing signatory. By the execution of this agreement, attested to by the signatures hereto affixed, the signatories to this contract affirm that corporations, organizations, companies, or individuals of which the signatories are a party to, or who would financially benefit from an association, are bound by this agreement, or guarantee, for a period of not less than three years. This guarantee applies to any and all contracts, transactions, including subsequent follow-ups, repeats, extensions, renewals, or renegotiated contracts entertained by the signatories, regardless of the success of the transaction. The signatories hereby affirm that the identities of the representatives of the lending trusts, corporations, institutions, lenders and borrowers, buyers and sellers, are from the date of introduction the property of the introducing signatory, and shall so remain.

Any controversy or claim arising out of, or relating to this agreement, or breach thereof, which is not settled amicably by and between the signatories within a period of 30 days, shall be settled in accordance with the laws of the state of Utah. The judgment and award to the aggrieved party, rendered in court, shall be related to the total remuneration received from business conducted with and between signatories of this agreement, and shall include attorney fees, court costs, and other charges for damages deemed fair by the plaintiff.

The signatories to this agreement hereby further agree to keep all company information, names, addresses, emails, telephone and fax numbers of agents and representatives of lending trusts, corporations, institutions, lenders and borrowers, buyers and sellers, and organizations, singularly or collectively, introduced by any of the named signatories, or their associates and agents, strictly confidential. The identity of each shall remain confidential during negotiations, and for each contract or transaction, for the duration of this agreement. The information is considered to be the sole property of the introducing signatory whose disclosure shall be at his discretion.

It is to be understood that signatories to this agreement shall not be in violation when civil disturbances, war, or acts of God, are proven to have resulted in a breach of this agreement.

It is further understood that this agreement is reciprocal between signatories, concerning their privileged information, and procurement fees, when applicable. This agreement constitutes the entire agreement and replaces any prior agreements or understandings either written or verbal and may not be changed or altered except by amendment to which both Excel and McKinley are signatories.

Excel recognizes that McKinley may provide additional services and that such additional services as Excel may engage McKinley to perform will require a separate contract.

The executives or officers signing this contract on behalf of Excel and McKinley warrant and represent that they have the authority to enter into this agreement and acknowledge the obligations herein.

Agreed to and accepted:

By: __________________________________ Date: _______________________

Excel Publishing, Inc., Springville, Utah

By: __________________________________ Date: _______________________

McKinley Capital, Inc., Springville, Utah